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                                                                    EXHIBIT 10.6






                         EXECUTIVE SEVERANCE AGREEMENT


     AGREEMENT between Valero Energy Corporation, a Delaware corporation (the "Corporation"), and William E. Greehey, (the "Executive"), WITNESSETH.

     WHEREAS, the Compensation Committee (the "Committee") of the Board of Directors (the "Board") of the Corporation has recommended, and the Board has approved, the Corporation entering into severance agreements with key executives of the Corporation and its subsidiaries; and

     WHEREAS, the Executive is a key executive of the Corporation or one of its subsidiaries and has been selected by the Board as a key executive to be offered a severance agreement with the Corporation; and

     WHEREAS, should the Corporation receive any proposal from a third person concerning a possible business combination with, or acquisition of equity securities, of, the Corporation, the Board believes it imperative that the Corporation and the Board be able to rely upon the Executive to continue in his position, and that the Corporation be able to receive and rely upon his advice, if it requests it, as to the best interests of the Corporation and its shareholders without concern that he might be distracted by the personal uncertainties and risks created by such a proposal; and

     WHEREAS, should the Corporation receive any such proposals, in addition to the Executive's regular duties, he may be called upon to assist in the assessment of such proposals, advise management and the Board as to whether such proposals would be in the best interests of the Corporation and its shareholders, and to take such other actions as the Board might determine to be appropriate;

     NOW, THEREFORE, to assure the Corporation that it will have the continued dedication of the Executive and the availability of his advice and counsel notwithstanding the possibility, threat, or occurrence of a bid to take over control of the Corporation, and to induce the Executive to remain in the employ of the Corporation, and for other good and valuable consideration, the Corporation and the Executive agree as follows:

     1. SERVICES DURING CERTAIN EVENTS. In the event a third person begins a tender or exchange offer, circulates a proxy to shareholders, or takes over steps to effect a Change of Control (as hereafter defined), the Executive agrees that he will not voluntarily leave the employ of the Corporation, and will render the services contemplated in the recitals to this Agreement, until the third person has abandoned or terminated his efforts to effect a Change of Control or until a Change of Control has occurred.

     2. TERMINATION AFTER CHANGE OF CONTROL. In the event the Executive's employment with the Corporation (including its subsidiaries) terminates for any reason (either voluntary or involuntary, other than as a consequence of his death or disability, or of his retirement at or after
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normal retirement date under the Corporation's retirement plans) within two years after a Change of Control of the Corporation.

          A. LUMP SUM CASH PAYMENT. On or before the Executive's last day of employment with the Corporation, the Corporation will pay to the Executive as compensation for services rendered to the Corporation a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld) calculated by adding the amounts specified in paragraph (i) below:

               (i) SALARY PLUS INCENTIVE COMPENSATION. Three times the highest compensation (including only base salary, bonuses, and other incentive compensation, if any paid or payable to the Executive by the Corporation with respect to any 12 consecutive month period during the three years ending with the date of the Executive's termination. In the event there are fewer than 36 whole or partial months remaining from the date of the Executive's termination to his normal retirement date, the amount calculated in this paragraph will be reduced by multiplying it by a fraction the numerator of which is the number of whole or partial months so remaining to his normal retirement date and the denominator of which is 36;

          B. SPECIAL RETIREMENT BENEFITS. The Executive shall receive "Special Retirement Benefits" as provided herein, so that the total retirement benefits he receives will equal the retirement benefits he would have received had he continued in the employ of the Corporation for three years following his termination (or until his normal retirement date, whichever is earlier). There benefits will include all ancillary benefits, such as early retirement and survivor rights and benefits available at retirement, as well as benefits (if any) under the Supplemental Executive Retirement Plan ("SERP") for any successor or substitute plan or plans of the Corporation. If the Executive's credited service with the Corporation plus three years would result in vested benefits, and/or eligibility for ancillary benefits under the Corporation's pension plans, the amount payable to the Executive or his beneficiaries hereunder shall equal the excess of the amount specified in paragraph (i) over that in (ii) below:

               (i) The total retirement benefits that would be paid to the Executive or his beneficiaries, if the three years (or the period to his normal retirement date, if less) following his termination are added to his credited service under the Corporation's pension plans (including the SERP or any successor or substitute plan or plans of the Corporation), and his final average compensation is the same as his actual average compensation (including the amount specified in Paragraph A. (i) as compensation for services rendered to the Corporation in the year of his termination);

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               (ii) The total retirement benefits payable to the Executive or his beneficiaries under the Corporation's pension plans (including the SERP or any successor plans of the Corporation).

     All these Special Retirement Benefits are provided on an unfunded basis and are not intended to meet the qualification requirements of Section 401 of the Internal Revenue Code. All Special Retirement Benefits shall be payable solely from the general assets of the Corporation or its appropriate affiliate.

          C.  OTHER PROVISIONS.

               (i) INSURANCE OR OTHER SPECIAL BENEFITS. The Executive's participation in the life, accident and health insurance plans of the Corporation, and in fringe benefits provided the Executive prior to the Change of Control or his termination, shall be continued, or equivalent benefits provided, by the Corporation, at no direct cost to him, for a period of three years from the date of his employment terminates (or until his normal retirement date, whichever is sooner).

               (ii) RELOCATION ASSISTANCE. Should the Executive move his residence in order to pursue other business opportunities within two years of his termination, he will be reimbursed for any expenses incurred in that relocation (including taxes payable on the reimbursement) which are not reimbursed by another employer. Benefits under this provision will include the assistance in selling the Executive's home which was customarily provided by the Corporation to transferred executives prior to the Change of Control.

               (iii) THRIFT AND OTHER PLANS. The Executive's participation in the Corporation's Thrift, Employee Stock Ownership, Pension or other applicable plans of the Corporation or any of its subsidiaries shall continue only through the last day of this employment. Any terminating distributions and/or vested rights under such Plans shall be governed by the terms of the respective Plans.

          D. DEFINITION OF CHANGE OF CONTROL. For the purposes of this Agreement, a "Change of Control" shall be deemed to have taken place if:
     (i) a third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of shares of the Corporation having 20% or more of the total number of votes that may be cast for the election of directors of the Corporation; or (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of the Corporation before the Transaction shall cease to constitute a majority of the Board of Directors of the Corporation or any successor to the Corporation.

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     3.   ACCELERATION OF OPTIONS AND RIGHTS IN CERTAIN EVENTS.  Stock options
("options") and stock appreciation or similar rights ("rights") granted to the Executive by the Corporation under the Corporation's Stock Option Plan No. 1 or Non-qualified Stock Option Plan No. 2, or any other stock option or stock appreciation plan adopted by the Corporation will be exercisable in full for a period of 30 days (i) following the date of Change of Control of the Corporation or (ii) commencing on the date of approval by the Corporation's shareholder of an agreement providing for a merger in which the Corporation will not remain an independent publicly owned corporation or a consolidation or a sale or other disposition of all or substantially all the assets of the Corporation, provided that no option or right shall be exercisable by directors or officers of the Corporation within six months after the date of grant, or after the termination date, of such option or right.

     4. REMOVAL OF RESTRICTIONS ON STOCK GRANTS. Stock previously granted to the Executive by the Corporation under the Corporation's Restricted Stock bonus Plan will have all restrictions removed immediately following the date of Change of Control of the Corporation or commencing on the date of approval by the Corporation's shareholders of an agreement providing for a merger in which the Corporation will not remain an independent publicly owned corporation or a consolidation or a sale or other disposition of all or substantially all the assets of the Corporation.

     5.   GENERAL.

          A. INDEMNIFICATION. If litigation shall be brought to enforce or interpret any provision contained herein, the Corporation, to the extent permitted by applicable law and the Corporation's Restated Certificate of Incorporation, hereby indemnifies the Executive for his reasonable attorneys' fees and disbursements incurred in such litigation and hereby agrees to pay pre-judgement interest on any money judgement obtained by the Executive, calculated at the "prime rate" of interest announced by Continental Illinois National Bank and Trust Company of Chicago as being in effect from time to time, from the date that payment(s) to him should have been made in accordance with the provisions of this Agreement.

          B. PAYMENT OBLIGATIONS ABSOLUTE. The Corporation's obligation to pay the Executive the compensation and other amounts specified herein and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against him or anyone else. All amounts payable by the Corporation hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Corporation shall be final and the Corporation will not seek to recover all or any part of such payment from the Executive or from whoever may be entitled thereto, for any reason whatsoever.

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          C.  CONTINUING OBLIGATIONS.  The Executive shall retain in confidence any confidential information known to him concerning the Corporation and its subsidiaries an their respective businesses so long as such information is not publicly disclosed.

          D. SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the Executive and his estate, and the Corporation and any successor of the Corporation, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by the Executive.

          E. SEVERABILITY. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          F. CONTROLLING LAW. This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Texas.

          G. TERMINATION. This Agreement shall terminate if the Board determines that the Executive is no longer a key executive and so notifies the Executive; except that such determination shall not be made, and if made shall have no effect, (i) within two years after the Change of Control in question or (ii) during any period of time when the Corporation has knowledge that any third person has taken steps reasonably calculated to effect a Change of Control until, in the opinion of the Board, the third person has abandoned or terminated his efforts to effect a Change of Control. Any decision by the Board that the third person has abandoned or terminated his efforts to effect a Change of Control shall be conclusive and binding on the Executive.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the    day
                                                                        ----
of               , 19   .
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                                   ---------------------------------------------
                                   Executive

                                   VALERO ENERGY CORPORATION


                                   By:__________________________________________


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